Exhibit 99.2

Note to Duff & Phelps Employees by Chief Executive Officer, dated December 30, 2012

Dear Colleagues,

Today, we announced a plan to transition Duff & Phelps from public to private ownership. Specifically, a consortium of financial sponsors—including funds or entities managed by The Carlyle Group, Stone Point Capital, Pictet & Cie and Edmond de Rothschild Group—have agreed to acquire Duff & Phelps for $15.55 per share, a 19.2% premium over our closing price on Friday, December 28, 2012 and a 27.3% premium over our 30-day average closing price. All members of the senior management team have agreed to remain employed by, and invest in the equity of, the Company following the closing of the transaction.

This development highlights one thing: confidence in the future of Duff & Phelps. It’s about the confidence that the existing leadership team has in our employees and our business model. It’s also about the confidence that these preeminent institutions have in our long-term growth potential.

First and foremost, the transaction carries with it several unique competitive and strategic advantages – not the least of which are the financial commitment and benefits derived from alignment with our new owners. We will also enjoy enhanced autonomy for growing the business and pursuing our mission, as well as continuing our strategy to pursue acquisitions and organic expansion. Finally, for the shareholders who have played a crucial role in Duff & Phelps’ evolution, this transaction represents a certain and notable premium on the value of their stock.

There were two areas of vital importance necessary to this transaction: financial stability and continued independence. Due to current market conditions, the cost of debt required to fund a portion of this transaction is at a historic low. As such, the anticipated cost of servicing the debt will be about the same, on a tax adjusted basis, as the common stock dividend we now pay. The net impact will result in limited stress to the company's cash flows and financial stability.

The importance of independence is underscored by the fact that no single group is expected to own more than 35% of the company. We anticipate that the board will include 2 members of management and 3 independent directors, with 4 additional members coming from the private equity sponsors. Also, the consortium of buyers, who are specialized and experienced in financial services transactions, recognize that this is a people business and believe in the importance of our management team having considerable autonomy. This includes a commitment that the firm’s compensation philosophy will not change.

While the transaction is expected to close in the first half of 2013, it is subject to customary closing conditions – including the receipt of stockholder approval. It is vital that our dedication to client service continues during this time and beyond.

We will hold a global Town Hall Meeting on Monday morning to help address any questions you may have. An invitation with details about how you can participate is forthcoming. I also encourage you to read the press release announcing this transaction. Additionally, there will be more information available regarding the transaction when we file a proxy statement with the SEC in several weeks.

I am confident that 2013 will mark a promising new chapter for Duff & Phelps. Thanks for all your hard work.

Noah